EXHIBIT 19.1

BYLINE BANCORP, INC.

INSIDER TRADING POLICY

Purpose

The Board of Directors (the “Board”) of Byline Bancorp, Inc. (together with Byline Bank and its other subsidiaries, the “Company”) has adopted this Insider Trading Policy (this “Policy”) for the Company’s officers, directors, and employees with respect to their trading activities.

For purposes of this Policy, the term “employee” includes all employees, independent contractors, advisors, and consultants of the Company. The federal securities laws prohibit any member of the Board or employee of the Company from purchasing or selling any securities of the Company while in possession of material, nonpublic information (as defined in Annex A of this Policy) concerning the Company, or from disclosing material, nonpublic information to others who might trade on the basis of that information. These laws impose severe sanctions on individuals who violate them and may impose large fines on the Company if the Company fails to take appropriate steps to prevent violations. This Policy is designed to prevent insider trading, or allegations of insider trading, and to protect the Company’s reputation for integrity and ethical conduct.

Applicability of This Policy

This Policy applies to the Company’s officers, directors, and employees, as well as to their family members (as defined below) and to any partnership, trust or other entity whose securities trading decisions are influenced or controlled by an officer, director or employee of the Company or their family members (collectively, “Covered Persons”). As used in this Policy, the term “family members” means spouses, minor children, and adult family members who share the same household.

Covered Persons are responsible for ensuring that the purchase or sale of any Securities complies with this Policy, which imposes three principal restrictions with respect to trading activity:

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a prohibition against insider trading or tipping;
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a prohibition against specified transactions in Company securities; and
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trading restrictions.

It is also Company policy to comply with applicable securities laws concerning trading in Company securities on the Company’s behalf.

Prohibition Against Insider Trading

Company Securities. This Policy applies to the Company’s common stock (together with any other type of security that the Company may issue, the “Securities”) and derivative securities,

which are securities whose value is derived from the value of Securities, such as exchange-traded puts, warrants or call options or swaps relating to Securities. Transactions subject to this Policy also include gifts of Company securities, which may include gifts to trusts for estate planning purposes, as well as donations to a charitable organization. Covered Persons may not, directly or indirectly, engage in any transaction involving the purchase or sale of Securities if they are aware of “material,” “nonpublic” information relating to the Company (see Annex A of this Policy for definitions and discussions of these terms).

To avoid even the appearance of impropriety, additional restrictions on trading Company securities apply to directors, executive officers and certain designated employees who have regular access to material nonpublic information about the Company. These policies are set forth in the Company’s Addendum to the Insider Trading Policy, attached hereto (the “Addendum”). The Company will notify you if you are subject to the Addendum. The Addendum generally requires pre-clearance for all transactions in Company securities.

Covered Companies. The prohibition on insider trading set forth in this Policy is also applicable to trading in securities of other firms, such as customers, vendors of the Company and those with which the Company may be negotiating major transactions, such as an acquisition, investment, or sale, while you are aware of material, nonpublic information about such other firm, obtained in the course of your position with the Company .It is also a violation of law to trade in the securities of another company (such as customers or vendors of the Company and those with which the Company may be negotiating significant transactions, such as an acquisition, investment or sale) while you are in possession of material nonpublic information about that company obtained in the course of your position with the Company.

Unauthorized Disclosure. Covered Persons may not pass on material, nonpublic information to others or recommend to anyone the purchase or sale of any Securities or any derivative securities when they are aware of such information. This practice is known as “tipping” and violates the securities laws, even if the Covered Person does not trade or gain any benefit from another person’s trading.

Prohibited Transactions in Securities

Certain Transactions Under Company Plans and Other Transactions. Certain transactions under plans maintained or sponsored by the Company may involve the purchase or sale of Securities at a time when a Covered Person is in possession of material non-public information. Accordingly, this Policy will apply to certain transactions under these plans and will not apply to others.

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Stock Option Exercises. This Policy’s trading restrictions apply to the exercise of a stock option if a Covered Person, directly or indirectly, sells any of the shares received as a result of the option exercise, including to pay the exercise price or taxes incident to the exercise. However, this Policy does not apply to the surrender of shares to or the withholding of shares by the Company as payment for the exercise price or to pay taxes incident to a stock option exercise, in each case to the extent permitted by the terms of the stock option award or as otherwise approved by the Compensation Committee.

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Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or to the surrender of shares to or withholding of shares by the Company to pay for taxes incident to such vesting to the extent permitted by the terms of the award or as otherwise approved by the Compensation Committee. This Policy does apply to the sale of shares of Securities to satisfy such tax obligations.
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401(k) Plan or Employee Stock Purchase Plan. Should the Company offer investing in Securities as an option under its 401(k) plan or its Employee Stock Purchase Plan, this Policy’s trading restrictions will not apply to purchases of Securities in the plans resulting from a Covered Person’s periodic contribution of money to either plan pursuant to their payroll deduction election, or to purchases of Securities resulting from a Covered Person’s reinvestment of dividends paid on shares of Securities held in their plan accounts. The trading restrictions will apply, however, to a Covered Person’s election to participate in the plans as well as to elections made under the plans to (a) increase or decrease the percentage of the periodic contributions that will be allocated to the Company stock account, (b) make an intra-plan transfer of an existing account balance into or out of the Company stock account, (c) borrow money against the plan accounts if the loan will result in a liquidation of some or all of the Covered Person’s Company’s stock account balance, and (d) prepay a plan loan if the prepayment will result in allocation of funds to the Company stock account.
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No Short-Term or Speculative Transactions. Short-term or speculative transactions in Securities are prohibited. Such transactions may create incentives conflicting with those of the Company generally or may lead to inadvertent violations of the insider trading laws. These prohibited transactions include:
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Short Sales. Short sales of Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that Securities will decline in value and may thus signal to the market that the seller lacks confidence in the Company’s prospects.
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Short-Term Trading. Directors, executive officers and certain designated employees (collectively, “Section 16 Insiders”) are subject to the reporting and short swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and must comply with the applicable provisions whether or not in possession of material, nonpublic information. Any transaction involving the purchase or sale of Securities by a Section 16 Insider must be precleared by and reported to the General Counsel of the Company (the “Designated Person”).
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Publicly-Traded Options. Given the relatively short term of publicly-traded options (i.e., put options, warrants, call options) or transactions in other derivative securities, such transactions may create the appearance that an officer, director, or other employee is trading based on material, nonpublic information and may focus an officer’s, director’s, or other employee’s attention on the Company’s short-term performance at the expense of its long-term business objectives.

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Hedging Transactions. As hedging or monetization transactions through the use of financial instruments, such as prepaid variable forwards, equity swaps, collars and exchange funds, result in the ownership of Securities without the full risks and rewards of ownership, the owner of Securities may no longer have the same objectives as the Company’s other stockholders do.
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Margin Accounts and Pledging. Securities held in a margin account or pledged as collateral for a loan may be sold without the security holder’s consent by the broker if the holder fails to meet a margin call, or by the lender in foreclosure if the holder defaults on the loan. Such sale may occur at a time when the holder is aware of material, nonpublic information or otherwise is not permitted to trade in Securities for a loan. As a result, no officer, director or employee may place Securities in margin accounts, unless they are treated as non-marginable by the brokerage firm.

Trading Restrictions

Window Periods. Transaction in Securities by Covered Persons may be affected only during the periods designated for trading by the Company (such periods, “Window Periods”). Window Periods will commence at the open of market on the first trading day following the date of public disclosure of the Company’s financial results for a particular fiscal quarter or year and will continue until the close of market on the day that is two full weeks prior to the end of the next fiscal quarter]

Standard Blackout Periods. Each period outside of a Window Period (each such period, a “Blackout Period”) is a particularly sensitive period for transactions in Securities. This sensitivity is due to the fact that certain Covered Persons will, during that period, often be aware of or possess or at the very least be presumed to possess material, nonpublic information about the expected financial results for the quarter during that period. Consequently, trading by such certain Covered Persons will be prohibited in each Blackout Period. The Company will announce the beginning and end of a Blackout Period by providing written notice via email to all Covered Persons.

Special Blackout Periods. From time to time, the Company may also prohibit some or all Covered Persons from trading Securities because of material developments known to the Company and not yet disclosed to the public. No applicable Covered Person may engage in any transaction in Securities during any special blackout period that the Designated Person may designate (each such period, a “Special Blackout Period”). No applicable Covered Person may disclose the designation of a Special Blackout Period to any third party. The Company will announce the beginning and end of a Special Blackout Period by providing written notice via email to all Covered Persons to whom the Special Blackout Period applies.

No Trading on Material Nonpublic Information at Any Time. Even during a Window Period, any Covered Person who is aware of or possesses material, nonpublic information concerning the Company may not engage in any transactions in the Securities until the second trading day following the public disclosure of such information, whether or not the Company has imposed a Blackout Period or a Special Blackout Period. Trading in Securities during the Window Period should not be considered a “safe harbor.”

Administrative Procedures

Approved 10b5-1 Plan. The trading restrictions described above do not apply to transactions executed pursuant to a preexisting written plan, contract, or instruction under Rule 10b5-1 (an “Approved 10b5-1 Plan”) that:

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has been reviewed and approved by the Designated Person at least one month in advance of any trades under the plan (or, if revised or amended, the revisions or amendments have been reviewed and approved by the Designated Person prior to the effectiveness of the revisions or amendments and at least one month in advance of any subsequent trades under the revised or amended plan);
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was entered into (or, with respect to an instruction, given) in good faith by a Covered Person at a time when such person was not in possession of material, nonpublic information about the Company; and
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either (i) gives a third party the discretionary authority to execute purchases and sales of securities of the Company, outside the influence of the Covered Person, so long as the third party is not aware of any material, nonpublic information about the Company; or (ii) explicitly specifies the amount of securities to be purchased or sold, the price at which the securities are to be purchased or sold and the date on which the securities are to be purchased or sold, or a written formula, algorithm or computer program for determining the amount, price and date of such transactions.

With respect to any purchase or sale under an Approved 10b5-1 Plan, the third-party effecting transactions on the behalf of the Covered Person should be instructed to send duplicative confirmations of all such transactions to the Designated Person (through email, duplicate confirmation directly from the broker, or otherwise) immediately, but no later than the day after execution of the transaction.

Section 16 Insiders should be aware that the Company will be required to make quarterly disclosures regarding all Rule 10b5-1 Plans entered into, amended or terminated by Section 16 Insiders and to include the material terms of such plans, other than pricing information.

Post-Termination Transactions. This Policy, and the Addendum, continue to apply to Covered Persons’ transactions in Securities even after they have terminated employment with or other services to the Company. Thus, if a Covered Person is aware of material, nonpublic information when their employment or service relationship with the Company terminates, the Covered Person may not trade in Securities until such information has become public or is no longer material. Although the pre-clearance procedures specified in the Addendum will cease to apply upon termination of service, individuals subject to a quarterly Blackout Period at the time of termination of service may not trade in Company securities until after the end of the Blackout Period.

Reporting of Violations. If Covered Persons become aware of a violation of this Policy, Covered Persons should promptly report the violation by following the reporting guidelines in the Company’s Code of Ethics.

Exceptions. Personal financial emergencies do not excuse Covered Persons from compliance with this Policy. However, there may be circumstances from time to time in which the application of this Policy produces unfair or undesirable results and in which a proposed transaction is not inconsistent with the purposes of this Policy. In these circumstances, the Designated Person may grant exemptions from any provision of this Policy based on their determination that the exempted transaction is not inconsistent with this Policy.

Responsibility for Noncompliance

Covered Persons are ultimately responsible for adhering to this Policy and determining whether they are in possession of material, nonpublic information, and any action on the part of the Company, the Designated Person, or any other officer, director, or employee pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. Covered Persons with any questions about this Policy or its application to a proposed transaction may obtain additional guidance from the Designated Person. Covered Persons, other than independent contractors, advisors and consultants of the Company, will receive a copy of this Policy and must acknowledge in writing that they have read and understand it promptly after the Policy is adopted. Periodically, they will receive a copy of the Policy and will be required to certify that they have complied with it and will continue to do so. Independent contractors, advisors and consultants may receive a copy of this Policy upon request.

Civil and Criminal Penalties. Potential penalties for insider trading violations include imprisonment for up to twenty years, criminal fines of up to $5 million, and civil fines of up to three times the profit gained or loss avoided.

Controlling Person Liability. If the Company fails to take appropriate steps to prevent illegal insider trading, the Company may have “controlling person” liability for a trading violation, with civil penalties of up to the greater of $1 million and three times the profit gained or loss avoided, as well as a criminal penalty of up to $25 million. The civil penalties can extend personal liability to the Company’s officers, directors, and other supervisory personnel if they fail to take appropriate steps to prevent insider trading.

Company Sanctions. Failure to comply with this Policy may subject Covered Persons to Company disciplinary action, including dismissal for cause, whether or not the Covered Person’s failure to comply with this Policy results in a violation of law. The Company reserves the right to determine, in its own discretion and on the basis of information available to it, whether this Policy has been violated. The Company may determine that specific conduct violates this Policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

Annex A

Material Nonpublic Information. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of particular information should be resolved in favor of materiality, and questionable trading should be avoided. Information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold, or sell a security, or if the disclosure of the information could reasonably be expected to alter significantly the total mix of information in the marketplace about the Company. In other words, any information, whether positive or negative, that could reasonably be expected to affect the price of the security is considered “material” for the purposes of this Policy. While it is not possible to identify all information that could be deemed material, the following items or types of information should be considered carefully in determining their materiality:

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financial results or potential restatements of financial statements;
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projections of future earnings or losses or other earnings guidance, particularly if they differ significantly from external expectations;
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proposals, plans or agreements, even if preliminary in nature, of a pending or proposed merger, acquisition, tender offer, acquisition or disposition of significant assets, or corporate restructuring or reorganization;
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significant regulatory developments, as well as events having a significant regulatory effect or involving significant regulatory intervention;
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a significant cybersecurity incident or risk, including one that may adversely impact the Company’s business, reputation or share value;
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significant developments involving corporate relationships;
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significant related party transactions;
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changes in key personnel, external auditors, or notification that the auditor’s report may no longer be relied upon;
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major events regarding Securities, including changes in the Company’s dividend policy, the declaration of a stock split, or the offering of additional Securities or the establishment of a repurchase program for Securities;
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defaults or potential defaults under the Company’s material agreements or the existence of material liquidity deficiencies;
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changes in the Company’s ratings;

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events that may result in the creation of a significant reserve or write-off or other significant adjustment to the financial statements;
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actual or threatened significant litigation, inquiry by a governmental or regulatory authority, or major positive or negative developments in such matters; and
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any other facts which might cause the Company’s financial results or stock price to be affected.

When in doubt, Covered Persons should treat nonpublic, confidential information as material and should consult with the Designated Person prior to engaging in a Securities transaction.

Nonpublic Information. Nonpublic information is information that is not generally known or available to the public. The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. Information becomes public when (i) it is disclosed in a way designed to achieve broad dissemination to the investing public generally, without favoring any special person or group, and (ii) there has been adequate time for the public to digest that information. Examples of broad dissemination include press releases, filings with the Securities and Exchange Commission and meetings, conference calls, or webcasts that are open to the public.

Nonpublic information may include:

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information available to a select group of analysts or brokers or institutional investors;
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undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; or
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information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement.

When in doubt, Covered Persons should treat information as nonpublic and should consult with the Designated Person prior to engaging in a Securities transaction.

BYLINE BANCORP, INC.

ADDENDUM TO THE INSIDER TRADING POLICY

Introduction

This Addendum explains requirements and procedures under Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”), which apply to all directors, executive officers and certain designated employees (collectively, “Section 16 Insiders”) of Byline Bancorp, Inc. (the “Company”) who have access to material nonpublic information about the Company, and is in addition to and supplements the Company Insider Trading Policy (the “Policy”). The names of the designated persons subject to this Addendum are listed on attached Schedule A. The Company may from time to time designate other individuals who are subject to this Addendum and will amend Schedule A from time to time as necessary to reflect such changes or the resignation or change of status of any individual. Please note that this Addendum applies to all Company securities which you hold or may acquire in the future.

Pre-Clearance Procedures

Those subject to this Addendum, as well as their spouses, minor children, adult family members sharing the same household and any other person or entity over whom the individual exercises influence or control over his, her or its securities trading decisions (collectively, “Related Insiders”), may not engage in any transaction involving the Company’s securities (including the exercise of stock options, gifts, loans, contributions to a trust or any other transfers) without first obtaining pre-clearance of the transaction from the General Counsel of the Company (the “Designated Person”). A request for preapproval should be submitted to the Designated Person at least two trading days in advance of the proposed transaction. Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under federal laws and regulations. Any advice will relate solely to the restraints imposed by law and will not constitute advice regarding the investment aspects of any transaction. Clearance of a transaction must be re-requested if the transaction order is not placed within two business days of obtaining pre-clearance. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance.

When requesting pre-clearance, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company and should describe fully those circumstances to the Designated Person. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months and should be prepared to report the proposed transaction on an appropriate Form 4 or 5, if applicable. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if advisable, at the time of any sale.

Notwithstanding the foregoing, pre-clearance is not required for any trades made pursuant to a pre-arranged Rule 10b5-1 Plan adopted in accordance with the requirements of the Company’s Insider Trading Policy. Pre-clearance also is not required for the “Certain Transactions” to which the Policy does not apply, subject to certain exceptions described in “Prohibited Transactions in Securities” section of the Policy.

Reporting and Form Filing Requirements

Under Section 16(a) of the Exchange Act, Section 16 Insiders, as well as beneficial owners of more than 10% of the outstanding shares of any class of voting Company equity securities registered under Section 12 of the Exchange Act, must file forms with the U.S. Securities and Exchange Commission (the “SEC”) disclosing their direct and indirect pecuniary interest in most transactions involving the Company’s equity securities. In this context, “equity securities” of the Company include shares of the classes of equity securities created under the Company’s governing documents, such as common stock, as well as any securities (regardless of whether issued by the Company) that are exchangeable for or convertible into, or that derive their value from, an equity security of the Company. These other securities are known as “derivative securities,” and include options, restricted share units, warrants, convertible securities and stock appreciation rights.

Forms 3, 4 and 5.

The Legal Department will assist the Section 16 Insiders in preparing and filing the following Section 16 reports, but each individual Section 16 Insider is responsible for the timing and contents of his or her reports:

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Form 3, Initial Beneficial Ownership Statement. A person who becomes a director or executive officer of the Company must file a Form 3 within ten (10) calendar days of becoming a director or executive officer, even if such person does not own any Company equity securities at the time. The Form 3 must disclose such person’s position and ownership of any Company equity securities as of immediately prior to assuming office.
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Form 4, Changes of Beneficial Ownership Statement. As long as a person remains a director or executive officer, and for up to six months after a person no longer holds such a position with the Company, a Form 4 must be filed with the SEC before 10:00 p.m., Eastern, on the second (2nd) business day following any transaction by that person, whether directly or indirectly, in Company equity securities. There are exceptions to this requirement for acquisitions from gifts (but not dispositions by gifts), reinvestments pursuant to a broadly available dividend reinvestment plan and a very limited class of employee benefit plan transactions.
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Form 5, Annual Beneficial Ownership Statement. A Form 5 must be filed with the SEC by any individual who served as a director or executive officer of the Company during any part of the Company’s fiscal year to report:
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all reportable transactions in Company equity securities that were specifically eligible for deferred reporting on Form 5;
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all transactions that should have been reported during the last fiscal year but were not; and

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with respect to an individual’s first Form 5, all transactions which should have been reported but were not for the last two fiscal years.

A Form 5 need not be filed if all transactions otherwise reportable have been previously reported. If required, Form 5 must be filed within 45 days after the end of the Company’s fiscal year, or the first business day thereafter. Common types of transactions reportable on Form 5 include acquisitions from gifts (but not dispositions by gifts) and certain acquisitions of less than $10,000 in any six-month period, either of which may be reported on a voluntary basis on any Form 4 filed before the Form 5 is due.

Indirect Ownership by Related Insiders.

The reports described above must also reflect any indirect ownership by Section 16 Insiders, including all holdings and transactions by Related Insiders. This includes changes in ownership by immediate family members living in the Section 16 Insider’s household and any other person or entity over whom the individual exercises influence or control over his, her or its securities trading decisions. For this purpose, “immediate family” includes a spouse, children, stepchildren, grandchildren, parents, grandparents, stepparents and siblings, including in-laws and adoptive relationships.

Any questions concerning whether a particular transaction will necessitate filing of one of these forms, or how or when they should be completed should be asked of the Company’s General Counsel, or, if you prefer, your individual legal counsel. The Company must disclose in its Annual Report on Form 10-K and in its Proxy Statement any delinquent filings of Forms 3, 4 or 5 by Section 16 Insiders, and must post on its website, by the end of the business day after filing with the SEC, any Forms 3, 4 and 5 relating to the Company’s securities.

Reporting Exemptions for Certain Employee Benefit Plan Transactions.

Rule 16b-3 under the Exchange Act provides exemptions for Section 16 Insider reporting of certain employee benefit plan events on Forms 4 and 5, including certain routine transactions under tax-conditioned thrift, stock purchase and excess benefit plans.

A transaction that results only in a change in the form of a person’s beneficial ownership is also exempt from reporting. An exempt “change in the form of beneficial ownership” would include, for example, a distribution of benefit plan securities to an insider participant where the securities were previously attributable to the insider. Exercises or conversions of derivative securities would not, however, be considered mere changes in beneficial ownership and would be reportable.

Short-Swing Trading Profits and Short Sales

Short-Swing Trading Profits

In order to discourage Section 16 Insiders from profiting through short-term trading transactions in equity securities of the Company, Section 16(b) of the Exchange Act requires that any “short-swing profits” be disgorged to the Company. (This is in addition to the reporting requirements described above.)

“Short-swing profits” are the profits, whether real or notional, that result from any purchase and sale (or sale and purchase) of the Company’s equity securities within a six (6)month period, unless there is an applicable exemption for either transaction. It is important to note that this rule applies to any matched transactions in the Company’s securities (including derivative securities), not only a purchase and sale (or sale and purchase) of the same shares, or even of the same class of securities. Furthermore, pursuant to the SEC’s rules, profit is determined so as to maximize the amount that the Section 16 Insider must disgorge, and this amount may not be offset by any losses realized. “Short-swing profits” may exceed economic profits.

Short-Swing Exemptions for Employee Benefit Plan Transactions

As indicated, to come within the short-swing rules, a purchase and sale (or sale and purchase) within any period of less than six (6) months are matched to determine whether a Section 16 Insider has realized profit subject to the short-swing profit rule described above, but Rule 16b-3 creates an exemption for, or permits the Company’s board of directors or a qualifying committee to exempt, certain transactions between (i) a Section 16 Insider and (ii) the Company or certain benefit plans sponsored by the Company.

Under this rule, certain transactions involving acquisitions of equity securities under employee benefit plans are not counted as “purchases” for purposes of the short-swing profit rule, provided that the benefit plan meets various statutory requirements.

Limitations and Requirements on Resales of the Company’s Securities

The Securities Act requires that securities may be sold only pursuant to an effective registration statement or an exemption from the registration requirements. Section 16 Insiders and certain officers who are (or were within the prior ninety (90) days) affiliates of the Company and who wish to sell Company securities may seek a “safe harbor” for their sales to establish an exemption from such registration requirements by complying with the conditions of Rule 144 applicable to affiliates. “Securities” under Rule 144 are broadly defined to include all securities, not just equity securities. The Rule 144 safe harbor is available not only to sales of common and preferred stock, but also to sales of bonds, debentures and any other form of security. Affiliates and others who seek to sell securities acquired directly from the Company or a Company affiliate in a series of transactions not involving any public offering may avail themselves of the safe harbor of Rule 144 by complying with the provisions applicable to resales of “restricted securities” (which apply, for affiliates, in addition to, and in conjunction with, the provisions of that Rule applicable to resales by affiliates).

The following summarizes relevant provisions of Rule 144, as they apply to resales by directors and officers seeking to take advantage of the safe harbor:

Current public information. There must be adequate current public information available regarding the Company. This requirement is satisfied only if the Company has filed all reports required by the Exchange Act during the 12 months preceding the sale, other than Form 8-K reports.

Manner of sale. The sale of Company shares by a Section 16 Insider must be made in one of the following manners:

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in an open market transaction through a broker at the prevailing market price for no more than the usual and customary brokerage commission;
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to a market maker at the price held out by the market maker; or
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in a riskless principal transaction in which trades are executed at the same price, exclusive of any explicitly disclosed markup or markdown, commission equivalent or other fee, and where the transaction is permitted to be reported as riskless under the rules of a self-regulatory organization.

Furthermore, the broker may not solicit or arrange for the solicitation of customers to purchase the shares. In addition, your broker likely has its own Rule 144 procedures (and must be involved in transmitting Form 144), so it is important to speak with your broker prior to any sale.

Even if your stock certificates do not contain any restrictive legends, you should inform your broker that you may be considered an affiliate of the Company.

Number of shares which may be sold.

Equity Securities. The amount of equity securities that a director or officer may sell in a three (3) month period is limited to the greater of:

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1% of the outstanding shares of the same class of the Company; or
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the average weekly reported trading volume in the four calendar weeks preceding the transactions.

Debt Securities. The amount of debt securities that a Section 16 Insider may sell in a three (3) month period is limited to the greater of:

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the average weekly reported trading volume in the four (4) calendar weeks preceding the sale; or
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10% of the principal amount of the tranche of debt securities (or 10% of the class of non-participatory preferred stock).

Notice of proposed sale. If the amount of securities proposed to be sold by a director or officer during any three (3) month period exceeds 5,000 shares or has an expected aggregate sale price in excess of $50,000, the Section 16 Insider must file a notice of sale on Form 144 with the SEC, prior to, or concurrently with, the placing of the order to sell securities.

Holding periods. Any restricted securities must be held for six (6) months prior to reselling such securities.

In certain situations (e.g., securities acquired through stock dividends, splits, conversions or the net settlement of certain options), “tacking” is permitted, that is, the new securities will be deemed to have been acquired at the same time as the original securities.

Penalties for violating the securities laws and company policy

The seriousness of securities law violations is reflected in the penalties such violations carry. A director’s resignation may be sought, or an executive officer will be subject to possible Company disciplinary action up to and including termination of employment. In addition, both the Company itself and individual directors, officers or employees may be subjected to both criminal and civil liability. These violations may also create negative publicity for the Company.

Questions

Because of the technical nature of some aspects of the federal securities laws, all directors and officers should review this material carefully and contact the Company’s General Counsel if at any time (i) you have questions about this Policy or its application to a particular situation; or (ii) you plan to trade in the Company’s securities, but are unsure as to whether the transaction might be in conflict with the securities laws and/or this Policy.

Acknowledgement

All Section 16 Insiders subject to the procedures set forth in this Addendum must acknowledge their understanding of, and intent to comply with, the Company’s Insider Trading Policy and this Addendum on the form attached to this Addendum.

SCHEDULE A

Section 16 Insiders

Roberto R. Herencia Antonio del Valle Perochena

Alberto J. Paracchini Phillip R. Cabrera

Margarita Hugues Vélez William G. Kistner

Steven P. Kent Mary Jo Herseth

Pamela C. Stewart Carlos Ruiz Sacristán

Thomas J. Bell, III. Mark Fucinato

Michelle Johnson Megan Biggam

John Barkidjija Brogan Ptacin

Dana Rose Thomas Abraham

Brian F. Doran Nicolas Mando

Sherylle Olano